Exhibit 10(o)
AMENDMENT TO
EMPLOYMENT AGREEMENT
BY AND BETWEEN
FRANKLIN SAVINGS AND LOAN COMPANY
AND
LAWRENCE SPITZMUELLER
     This Amendment (this “Amendment”) to the Employment Agreement (“Agreement”) by and between Franklin Savings and Loan Company (“Employer”) and Lawrence Spitzmueller (“Employee”), effective as of December 20, 2004, is effective as of the 30th day of December, 2008.
RECITALS
     WHEREAS, the Employer and the Employee previously entered into the Agreement with a term ending on December 20, 2011, as extended by the Employer pursuant to an Employment Agreement Extension effective March 31, 2008; and
     WHEREAS, the Employer and the Employee desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code, as amended, effective as of the date first set forth above.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Employee hereby agree as follows:
1.	Section 4(a)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:
(i) The Employer shall promptly, but in no event later than 60 days following the Employee’s termination, pay to the Employee or to his beneficiaries, dependents or estate an amount equal to three times the Employee’s “average annual compensation” as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (“Code”).
2.	Section 4(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
(b) Termination without Change of Control. In the event that the Employer terminates the employment of the Employee for any reason other than Just Cause, and the termination is not in connection with a Change of Control pursuant to Section 4(a) of this Agreement, the Employer shall be obligated to continue to (i) pay on a monthly basis to the Employee, his designated beneficiaries or his estate, his annual salary provided pursuant to Section 3(a) of this Agreement as of the date of termination for a period of 12 months (provided, however, that the amount so payable shall not exceed the lesser of (a) two times the Employee’s annualized compensation or (b) two times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Employee terminates); and (ii) provide to the Employee, his eligible dependents and beneficiaries, at the Employer’s expense, group health benefits, hospitalization and disability benefits substantially equal to those being provided to the Employee at the date of termination of his employment, to the extent permitted under the terms of such plans, until the earliest to occur of: (A) the first anniversary of the effective date of the Employee’s termination, or (B) the Employee is included in another employer’s plans providing comparable benefits and coverage.
3.	New Section 4(g) is hereby added to the Agreement as follows:
(g) Reimbursement or Payment of Certain Expenses. Notwithstanding the foregoing, (i) any amounts or benefits that will be paid or provided under Section 4(a)(ii) or 4(b)(ii) with respect to group health or hospitalization benefits after completion of the time period described in Treasury Regulation §1.409A-1(b)(9)(v)(B), and (ii) any amounts or benefits that will be paid or provided under Section 4(a)(ii) or 4(b)(ii) with respect to disability insurance coverage shall be subject to the following: (A) the amount of expenses eligible for reimbursement, or benefits provided, during any taxable year of the Employee may not affect the expenses eligible for reimbursement, or benefits to be provided, to the Employee in any other taxable year; (B) the reimbursement of any eligible expense must be made on or before the last day of the Employee’s taxable year following the Employee’s taxable year in which the expense was incurred; and (C) the right to reimbursement or benefits is not subject to liquidation or exchange for another benefit.
4.	New Section 4(h) is hereby added to the Agreement as follows:
(h) Definition of “Termination”. For purposes of this Agreement, no payment on account of the Employee’s “termination” shall be made pursuant to this Agreement unless such termination also constitutes a “separation from service” within the meaning of Section 409A of the Code by the Employee from the Employer and all entities with whom the Employer would be treated as a single employer under Sections 414(b) and (c) of the Code.
5.	New Section 4(i) is hereby added to the Agreement as follows:
(i) 6-Month Delay for Certain Payments. Notwithstanding the foregoing, if the Employee is a “specified employee” of the Employer (within the meaning of Section 409A of the Code and as determined under the Employer’s policy for determining specified employees) on the date of termination and the Employee is entitled to a payment and/or benefit under this Agreement that is required to be delayed pursuant to Section 409A(a)(2) of the Code, then such payment or benefit shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the Employee’s date of termination (or, if earlier, the Employee’s death). The first payment that can be made following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such postponement period due to the application of Section 409A(a)(2)(B)(i) of the Code.
6.	Section 5(a) of the Agreement is hereby amended by adding the following sentence to the end thereof:
To the extent that applicable law requires that payments of deferred compensation subject to Section 409A of the Code be delayed, such payment shall be made on the earliest date that the Employer reasonably believes that payment will comply with applicable law.
7.	New Section 16 is hereby added to the Agreement as follows:
16. Section 409A of the Code. The parties intend that this Agreement comply with, or be exempt from, the requirements of Section 409A of the Code, as applicable, and, to the maximum extent permitted by law, shall administer, operate and construe this Agreement accordingly. Nothing herein shall be construed as the guarantee of any particular tax treatment to the Employee. The Company shall have no liability in the event this Agreement fails to comply with the requirements of Section 409A of the Code.
     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first set forth above.

EMPLOYER		EMPLOYEE

FRANKLIN SAVINGS AND LOAN COMPANY		/s/ Lawrence Spitzmueller

		Lawrence	Spitzmueller

By:	/s/ Gretchen J. Schmidt

Printed Name: Gretchen J. Schmidt Its: President